Exhibit 4.32
TRANSITIONAL SERVICE AGREEMENT
by and between
Hoshin GigaMedia Center Inc.
on the one part
and
and
Koos Broadband Telecom Company Limited
on the other part
Dated as of September 3, 2008

TRANSITIONAL SERVICE AGREEMENT
THIS TRANSITIONAL SERVICE AGREEMENT is entered into on this 3rd day of September 2008 (this ”Agreement”), by and between
(i) Hoshin GigaMedia Center Inc., a company duly organized and existing under the laws of the Republic of China, having its principal office at 8F, 207, Sec.2, Tiding Blvd., Neihu District, Taipei City 114, Taiwan (“Party A”) on the one part; and
(ii) , a company organized and existing under the laws of the ROC, having its principal office at No. 345, Jilin Rd., Jhongshan District, Taipei City, Taiwan (“Ko Ying”), and Koos Broadband Telecom Company Limited, a company organized and existing under the laws of the ROC, having its principal office at 6F, No.20, Lane 478, Rueiguang Rd., Neihu District, Taipei, 114, Taiwan (“KBT” together with Ko Ying, “Party B”) on the other part.
Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Share Purchase Agreement or the Asset Purchase Agreement (as defined below).
RECITALS
WHEREAS, Party A and China Network Systems Co., Ltd. (“CNS”) have entered into that certain share sale and purchase agreement (the “Share Purchase Agreement”), dated as of August 28, 2008, pursuant to which, among other things, Party A has agreed to sell and CNS has agreed to purchase, the shares of common stock of KBT (as defined in the Share Purchase Agreement);
WHEREAS, Party A and Ko Ying have entered into that certain asset sale and purchase agreement (the “Asset Purchase Agreement”), dated as of August 28, 2008, pursuant to which, among other things, Party A has agreed to sell and Ko Ying has agreed to purchase, the Transferred Business (as defined in the Asset Purchase Agreement);
WHEREAS, in order to facilitate a smooth transition, Party B wishes to engage Party A to provide, and Party A wishes to provide, certain transitional services, pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree the following terms and conditions:
ARTICLE I
TERMS AND DEFINITIONS
Section 1.1 General Interpretation
(a) Reference made in this Agreement to a Section, Article or Exhibit shall be reference to a Section, Article or Exhibit of this Agreement unless otherwise stated. The table of contents and headings contained in this Agreement and all Exhibits are solely for convenience in referencing and shall not affect in any manner the meaning or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.
(b) Any and all capitalized terms used in any Exhibit but not otherwise defined therein shall have the meanings set forth in this Agreement. All Exhibits attached hereto or referred to herein are incorporated into and made a part of this Agreement as if set forth herein.
(c) The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified.
(d) All references to “NT$” in this Agreement refer to New Taiwan Dollars and references to “US$” in this Agreement refer to United States Dollars.
ARTICLE II
TRANSITIONAL SERVICES
Section 2.1 Transitional Services
On the terms and subject to the conditions stated herein, Party A hereby agrees to provide, and Party B hereby agrees to engage Party A to provide, certain transitional services (the "Transitional Services”) as set forth below:
(a) Party A shall continue providing accounting services with KBT with respect to KBT and the Transferred Business for a period of three (3) months from the Closing Date;
(b) Party A shall lease its premises in Taichung and Kaohsiung used for the Transferred Business and KBT’s business to KBT for a period of six (6) months from the Closing Date, which may be renewed with both Parties’ consent; provided that Party A and KBT will enter into a lease agreement (the “Lease Agreement”) substantially in the form attached hereto as Exhibit 2.1(b) on or before the Closing Date.
(c) Party A shall make available Hinet backbone bandwidth, ATM Trunk, and Ethernet Leased Circuit in accordance with the terms and conditions set forth in the cooperation agreement (the “Cooperation Agreement”) attached hereto as Exhibit 2.1(c) for use by KBT for a period of six (6) months from the Closing Date; and
(d) Party A shall license two trademarks set forth in Exhibit 2.1(d) to Ko Ying for a period of two (2) years from the Closing Date.
(e) Party A will provide billing services with Party B (i) for Giga Brand Cable Modem subscribers for a period of 45 days from the Closing Date, and (ii) for the service contracts with the Giga Brand Cable Modem subscribers who refuse to be transferred to Ko Ying till the expiration or termination of the respective service contract between Party A and each such subscriber.

Section 2.2 Technical Support by Party B
(a) In consideration of the Transitional Services provided by Party A to Party B, Party B agrees to cause and (insofar as they remain employees of KBT) to provide their technical expertise and knowledge free of charge to assist Party A in the patent lawsuits relating to unauthorized use of PPPOE technology (Taiwan Patent Registration Number: I258284, the “PPPOE Patent”) against Chunghwa Telecom Co., Ltd. and Taiwan Fixed Network Ltd. till the final resolution of such lawsuits.
(b) For those Giga Brand Cable Modem subscribers who have not been transferred to Ko Ying on the Closing Date, Ko Ying agrees to provide broadband Internet access services for Party A to such subscribers from and after the Closing Date till the completion of transfer of the respective service contracts with such subscribers to Ko Ying, or the expiration or termination of the respective service contract between Party A and each such subscriber. Party A will issue invoices to each such subscriber in its own name and will, on a monthly basis, settle with Ko Ying the amount collected from such subscribers for services rendered from and after the Closing Date so as to transfer the economic interests and service obligations with respect to such subscribers to Ko Ying on the Closing Date.
Section 2.3 Waiver for PPPOE Patent
Party A agrees to irrevocably waive any right or claim it may have had in the past or may have in the future against Party B for use of the PPPOE Patent and the relevant know-how and technology by Party B in connection with providing internet services to Webs-TV Co., Ltd. (). In the event Party A assigns the PPPOE Patent to a third party, Party A shall procure that Party B is free from any claims or liabilities with respect to use of such Patent for its services to Webs-TV, and from being sued by the assignee of such Patent. This Section 2.3 shall survive termination of this Agreement indefinitely.
ARTICLE III
SERVICE CHARGES
Section 3.1 Service Charges
In consideration of the Transitional Services provided by Party A, Party B herby agrees to pay Party A the service charges as set forth below.
(a) With respect to the accounting services provided by Party A with KBT in accordance with Section 2.1 (a) hereof, Party A agrees to provide KBT with such services free of charge for a period of forty-five (45) days from the Closing Date (the “First Period”) and KBT shall reimburse Party A the costs for provision of such services for a period of forty-five (45) days following the end of the First Period, which is agreed upon by and between the Parties at NT$207,480.

(b) With respect to the premises leased by KBT in accordance with Section 2.1 (b), KBT shall make payment to Party A pursuant to the terms and conditions set forth in the Lease Agreement.
(c) With respect to the Hinet backbone bandwidth, ATM Trunk, and Ethernet Leased Circuit made available to KBT by Party A in accordance with Section 2.1 (c) hereof, KBT shall reimburse Party A the costs for acquiring such bandwidth, ATM Trunk, and Ethernet Leased Circuit pursuant to the terms and conditions set forth in the Cooperation Agreement.
(d) With respect to the trademark license granted by Party A to Ko Ying in accordance with Section 2.1 (d) hereof, Party A agrees to provide such trademark license free of any charge.
(e) With respect to the billing services provided by Party A with KBT in accordance with Section 2.1 (e) hereof, Party A agrees to provide KBT with such services free of charge.
Section 3.2 Payment
(a) Except as otherwise agreed to by and between the Parties, Party A shall submit the invoices to KBT (and Ko Ying, if there is any service fee to be paid by it) by the 10th day of each month to request payment for services rendered in the previous month, and KBT shall effect payment of the invoiced amount before the end of each such month by wire transfer of the amount payable to the bank account designated by Party A or other payment method as may be agreed to by and between the Parties.
(b) KBT shall make an advance payment of NT$4 million to Party A on or before September 20, 2008 with respect to its use of Hinet backbone bandwidth, ATM Trunk, and Ethernet Leased Circuit made available by Party A pursuant to the Cooperation Agreement. Such advance payment will be credited against the actual amount payable by KBT to Party A under the Cooperation Agreement.
ARTICLE IV
SERVICE CONDITIONS, DUTIES AND DISCLAIMER
Section 4.1 Access to Information
To the extent Party A and its employees agree to keep confidential the information disclosed by Party B during Party A’s performance of the services hereunder, Party B agree that employees of Party A may need to have access to the facilities in Party B for the purpose of providing the Transitional Services as described in Sections 2.1(a) and 2.1(e) and Party B shall afford Party A’s employees reasonable access to the books, records and facilities of Party B or furnish Party A’s employees with such financial, operating and other data and information as Party A’s employees may reasonably request for the purpose of providing the Transitional Services as contemplated hereby.

Section 4.2 Duties; Disclaimer
Party A will exert commercially reasonable efforts to perform the Transitional Services with the same level of diligence and care and in the same manner consistent with its past practice to facilitate a smooth transition. Party B shall be entitled to a customary right to request Party A’s employees to take any reasonable action for the purpose of providing the Transitional Services. Neither Party A nor any of its Affiliates, representatives, or employees shall have any liability to Party B or any of its Affiliates, representatives, or employees as a result of provision of the Transitional Services contemplated hereby, unless such liability is arising out of any willful misconduct or gross negligence on the part of Party A.
ARTICLE V
TERMINATION
Section 5.1 Termination
This Agreement may be terminated at any time in any of the following circumstances:
(a) by mutual written consent of the Parties;
(b) by Party A, if Party B or any of them breaches or fails to perform in any respect any of its obligations contained in this Agreement, and such breach or failure to perform cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform;
(c) by Party B, if Party A breaches or fails to perform in any respect any of its obligations contained in this Agreement, and such breach or failure to perform cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform; or
(d) by Party B, if Party B does not wish to receive the Transitional Services; provided that such termination of the Lease Agreement or the Cooperation Agreement shall be subject to the terms and conditions thereof.
The Party seeking to terminate this Agreement pursuant to this Section 5.1 (other than Section 5.1(a) hereof) shall give prompt written notice of such termination to the other Party.
Section 5.2 Effect of Termination
In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith cease to be in effect, provided that no termination of this Agreement shall relieve any Party from liability for any breach prior to the date this Agreement is terminated of this Agreement as it may be amended, modified or supplemented after the date of execution hereof.

ARTICLE VI
GENERAL PROVISIONS
Section 6.1 Amendment and Modification
This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Parties, and otherwise as expressly set forth herein.
Section 6.2 Waiver
No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of Party A to any such waiver shall be valid only if set forth in a written instrument executed and delivered by Party A. Any agreement on the part of Party B to any such waiver shall be valid only if set forth in a written instrument executed and delivered by Party B.
Section 6.3 Notices
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(a) if to Party A:
Hoshin GigaMedia Center Inc.
Attention: General Counsel
Facsimile: 886-2-2656-8073
with a copy (which shall not constitute notice) to:
Hoshin GigaMedia Center Inc.
Attention: Chief Operating Officer
Facsimile: 886-2-2656-8090

(b) if to Party B:
Koos Broadband Telecom Company Limited
Attention: Chief Legal Officer
Facsimile: 886-2-8751-5700

Attention: Chief Legal Officer
Facsimile: 886-2-8751-8976
Section 6.4 No Third-Party Beneficiaries
Unless otherwise provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 6.5 Governing Law
This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Republic of China, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles.
Section 6.6 Dispute Resolution
The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within thirty days after one Party has requested such negotiations by notice to the other Party, such dispute, controversy or claim shall be subject to the jurisdiction of Taipei District Court for the first instance.
Section 6.7 Assignment; Successors
Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void.
Section 6.8 Severability
Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 6.9 Counterparts
This Agreement may be executed in two counterparts, both of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by the Parties and delivered to the other Party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
Section 6.10 No Presumption Against Drafting Party
Party A and Party B acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.
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IN WITNESS WEHREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Hoshin GigaMedia Center Inc.

Name:
Title:

Name:
Title:

Koos Broadband Telecom Company Limited

Name:
Title:

Exhibit 2.1(b)
Form of Lease Agreement
See attached.

Exhibit 2.1(c)
Form of Cooperation Agreement
See attached.

Exhibit 2.1(d)
Trademarks
See attached.